Exhibit 16

February 20, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by GCL Global Holdings Ltd. under Item 16F of its Form 20-F dated February 14, 2025 related to our engagement of RF Acquisition Corp. We agree with the statements concerning Marcum LLP in such Form 20-F; we are not in a position to agree or disagree with other statements of GCL Global Holdings Ltd. contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp